Exhibit 10.2

FORM OF
AGREEMENT

THIS AGREEMENT, dated as of December 30, 2005, between Archipelago Holdings, Inc., a Delaware corporation (including any successor thereto, the “Company”), and the undersigned executive (the “Executive”) pertains to the Amended and Restated Change in Control Severance Agreement between the Company and the Executive dated as of June 15, 2004 (the “CIC Agreement”), Executive’s Restricted Stock Units issued under the Company 2004 Stock Incentive Plan (each an “RSU”) and Executive’s unvested stock options issued under various Company equity compensation plans (each a “Stock Option”), effective as of December 30, 2005.

WHEREAS, completion of the mergers (the “Mergers”) contemplated by the Agreement and Plan of Merger, dated as of April 20, 2005, as amended and restated as of July 20, 2005, and as amended as of October 20, 2005 and as of November 2, 2005, by and among, the New York Stock Exchange, Inc. (the “NYSE”), the Company, and certain subsidiaries of such entities, is expected to occur during the first quarter of 2006;

WHEREAS, the CIC Agreement provides, among other things, that if, during the one-year period following a Change in Control (as defined in the CIC Agreement) such as the Mergers, the Executive’s employment is terminated by the Company without Cause or the Executive resigns for Good Reason (as defined in the CIC Agreement), the Executive will be entitled to receive the benefits described in the Agreement;

WHEREAS, the RSUs contain provisions that provide for the accelerated vesting and delivery of the underlying Company common stock upon certain terminations without cause or for good reason following a merger of the Company (such as the Mergers);

WHEREAS, the Stock Options contain provisions that provide for the accelerated vesting thereof upon certain terminations without cause or for good reason following a merger of the Company (such as the Mergers);

WHEREAS, the NYSE has consented to the Company’s payment of the amounts set forth in Section 1 below and the other provisions hereof, and to entry into this Agreement by December 31, 2005 in order to ensure that Executive will continue employment with the combined entity following the Mergers, comply with new Section 409A of the Internal Revenue Code (which applies to certain arrangements that provide for the deferral of compensation) and realize significant tax-related cost savings; and

WHEREAS, the Company and the Executive desire to enter into this Amendment;

NOW, THEREFORE, it is hereby agreed as follows:

1.             CIC Agreement.  On December 30, 2005, the Company shall pay to the Executive a lump sum cash payment in an amount equal to the minimum amount set forth in Section 4(a)(ii) of the CIC Agreement, or if greater, two times the sum of the Executive’s (i) current annual salary plus (ii) annual bonus for 2005 (as provided for in Section 4(a)(ii) of the CIC Agreement).  Such payment shall be subject to applicable tax withholding.  Upon payment of such amount, the CIC Agreement shall terminate and be of no further force or effect, except that (a) Sections 4(a)(iv) (including the related definitions in Section 1 of the CIC Agreement) shall continue to apply to any Company stock options held by Executive as of the date hereof, (b) Sections 4(a)(iii) (relating to benefits continuation) and 4(a)(vi) (relating to outplacement services) (including the related definitions in Section 1 of the CIC Agreement) shall continue to apply upon Executive’s termination of employment to the extent provided in the CIC Agreement, provided that, in lieu of continuation of benefits described in Section 4(a)(iii), the Company shall pay Executive a cash payment of $30,000, less applicable taxes; (c) Section 5 of the CIC Agreement (relating to the “Gross-Up Payment”) shall continue to apply, (d) Sections 6, 7 and 11(b) of the CIC Agreement (relating to tax withholding and dispute resolution) and (e) Section 15 of the CIC Agreement (relating to covenants not to solicit Company clients and employees and confidential information) shall continue to apply during Executive’s employment and following any termination thereof, in each instance as if such provisions of the CIC Agreement were fully set forth herein.

2.             Restricted Stock Unit Vesting and Payment; Tax Withholding.  On December 30, 2005, all RSUs shall vest in full and no longer be subject to any right of recapture set forth in the applicable RSU award agreement.  On December 30, 2005, the Company shall issue to the Executive the number of shares of Company common stock attributable to such vesting, provided that the Company shall satisfy applicable tax withholding by reducing the number of shares delivered to the Executive by the amount of shares having a fair market value equal to the minimum statutory withholding taxes applicable to the payment of such shares.

3.             Stock Options.  Immediately prior to the consummation of the Mergers, subject to the Executive’s continued employment with the Company through such date, 75 percent of each tranche of Stock Options that are then outstanding and unvested shall become immediately vested and exercisable in full and no longer subject to any right of recapture set forth in the applicable stock option award agreement (the “Option Acceleration”).  However, notwithstanding anything to the contrary contained in this Agreement or the Employment Agreement to the contrary, in the event the Option Acceleration (together with any other payments under this Agreement or otherwise (the “Payments”)) would constitute “excess parachute payments” under Section 280G of the Code, the Option Acceleration will be reduced to the extent necessary so that when aggregated with all other Payments, the Present Value (as defined below) of the Option Acceleration shall be equal to three (3) times the Executive’s “base amount,” as determined in accordance with Section 280G of the Code, less $10,000.00 (the “Reduced Amount”).  If the Option Acceleration is required to be reduced to result in the Reduced Amount, the Company shall promptly give the Executive notice to that effect and a copy of the detailed calculation thereof, and the Executive may then elect, in his sole discretion, which and how much of the Option Acceleration shall be eliminated or reduced (as long as after such election the Present Value of the aggregate Payments equals the Reduced Amount), and shall advise the Company in writing of his or her election within five days of his receipt of notice.  If no such election is made by the Executive within such five-day period, the Company may elect which and how much of such Option Acceleration shall be eliminated or reduced (as long as after such election the Present Value of the aggregate Payments equals the Reduced Amount) and shall notify the Executive promptly of such election, provided that if the consummation of the Mergers occurs prior to the Executive’s and the Company’s determination under this Section 3, the Executive’s right to exercise the options that accelerate pursuant to the first sentence of this Section 3 shall be suspended until such time as such determination shall be made.  “Present Value” means such value determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code.

4.             Successors; Binding Agreement.  This Agreement shall be binding upon and inure to the benefit of the Company and its successors and on Executive and his personal or legal representatives and successors.

5.             Governing Law.  The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Illinois without regard to the principle of conflicts of laws.

6.             Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Executive and the Company have executed this Amendment (which may be executed in counterparts, each of which shall be an original and together shall constitute one document) all as of the day and year first above written.

EXECUTIVE

Print Name:

ARCHIPELAGO HOLDINGS, INC.

By:

Name:

Title: